ROCKET FUEL
MANAGEMENT RETENTION AGREEMENT
This Management Retention Agreement (the “Agreement”) is made and entered into by and between Richard Frankel (the “Executive”) and Rocket Fuel Inc. (the “Company”), effective as of the Effective Date (defined below).  The purpose of this Agreement is to provide assurances of specified benefits to Executive whose employment is subject to being involuntarily terminated under the circumstances described in this Agreement.
1.Definitions. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 1, unless a different meaning is plainly required by the context:
1.1.    “Board” means the Board of Directors of the Company.
1.2.    “Cause” means, with respect to Executive, (i) an unauthorized use or disclosure of the Company’s (or any subsidiary’s or parent’s of the Company) confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a deliberate, material failure to comply with any of the written policies or rules of the Company (or any employing subsidiary or parent of the Company); (iii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) gross misconduct; (v) a continued failure to perform assigned duties after receiving written notification of such failure from the Board of Directors, provided that such duties are those customarily performed by a person holding the position that Executive holds immediately prior to the Change in Control Period (defined below); or (vi) failure to cooperate in good faith with a governmental or internal investigation of the Company (or any subsidiary or parent of the Company) or its directors, officers or employees, if the Company has requested the Executive’s cooperation.
1.3.    “Change in Control” means the occurrence of any of the following on or after the Effective Date of this Agreement:
(a)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or
(b)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the

Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)    a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(B)(3). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(d)    For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
(e)    Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
(f)    Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.4.     “Change in Control Period” means the time period beginning on the date that is three (3) months prior to the Change in Control and ending on the date that is twelve (12) months following the Change in Control.
1.5.    “Code” means the Internal Revenue Code of 1986, as amended.
1.6.    “Director” means a member of the Board.
1.7.    “Disability” means that the Executive has been unable to perform the Executive’s duties as the result of the Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination by the Company resulting from Executive’s Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of the Executive’s duties hereunder before the termination of the Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
1.8.    “Effective Date” means the later of the date upon which the Company’s Board or a committee thereof approves the Company entering into this form of Agreement, which date is March 23, 2015, or the date Executive and the Company enter into this Agreement.
1.9.    “Good Reason” means, the Executive’s resignation within thirty (30) days following the end of the Cure Period (as defined below), following the occurrence of one or more of the following without the Executive’s express written consent: (a) a material reduction of Executive’s duties, position or responsibilities, or the removal of Executive from such position and responsibilities, either of which results in a material diminution of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (b) a material reduction in Executive’s base salary; or (c) a material relocation of the Executive’s principal workplace, provided that a relocation of 35 miles or less, or a relocation to the Executive’s home as his or her principal workplace, will not be considered a material relocation. In addition, in order to qualify as Good Reason, the Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason”

within sixty (60) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time.
1.10.    “Involuntary Termination” means a termination of employment of Executive under the circumstances described in Section 2.
1.11.    “Pre-CIC Period” means the portion of the Change in Control Period that occurs prior to the Change in Control.
1.12.    “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the Executive’s taxable year of the Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
1.13.    “Severance Benefits” means the compensation and other benefits that the Executive will be provided in the circumstances described in Section 2.
1.14.    “Share” means a share of the Company’s common stock.
1.15.    “Target Bonus” means either (i) the Executive’s target bonus percentage or target commission percentage multiplied by the Executive’s annual base salary, or (ii) the target bonus amount or target commission amount (as applicable), in each case, as in effect for the Company’s (or its successor’s) fiscal year in which the Executive’s Involuntary Termination occurs.
2.    Involuntary Termination.
2.1.    Termination During the Change in Control Period. If, during the Change in Control Period, (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Executive’s employment for a reason other than Cause and other than death or Disability; or (iii) solely with respect to Equity Award Vesting Acceleration, Executive’s employment is terminated due to death or Disability, then, subject to the Executive’s compliance with Section 4, as applicable, the Executive will receive the following Severance Benefits from the Company:
2.1.1.    Cash Severance Benefits. With respect to the circumstances described in Section 2.1 (i) and (ii), a lump-sum payment of cash severance equal to the sum of:

(a) twelve (12) months of the Executive’s annual base salary (as in effect immediately prior to (A) a Change in Control (if Executive’s employment terminates on or after the Change in Control), or (B) the Executive’s termination, whichever is greater) and (b) 100% of Executive’s Target Bonus for the Company fiscal year in which the Executive’s employment terminated minus any bonus payments or commission payments, as applicable actually paid to Executive prior to such termination for such fiscal year’s performance. Subject to Section 5, such payment shall be made on the Release Deadline Date (or, if Executive’s termination occurs during the Pre-CIC Period, on the later of the Release Deadline Date or the date of the Change in Control, subject to the provisions of Section 2.1.4);
2.1.2.    Continued Medical Benefits. With respect to the circumstances described in Section 2.1 (i) and (ii), if the Executive, and any spouse and/or dependents of the Executive (“Family Members”) has coverage on the date of the Executive’s Involuntary Termination under a group health plan sponsored by the Company, the Company will reimburse the Executive the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for twelve (12) months following the Executive’s employment termination, provided that the Executive validly elects and is eligible to continue coverage under COBRA for the Executive and his or her Family Members. Any COBRA reimbursements under this Agreement shall be made by the Company to the Executive consistent with the Company’s normal expense reimbursement policy, provided that the Executive submits documentation to the Company substantiating his or her payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Executive a taxable lump sum payment equal to the product of (1) to the monthly COBRA premium that the Executive would be required to pay to continue the group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) multiplied by twelve (12) months following the termination and (2) 1.5, which payment will be made regardless of whether the Executive elects COBRA continuation coverage. Subject to Section 5, any payment pursuant to the prior sentence shall be made on the Release Deadline Date (or, if Executive’s termination occurs during the Pre-CIC Period, on the later of the Release Deadline Date or the date of the Change in Control, subject to the provisions of Section 2.1.4); and
2.1.3.    Equity Award Vesting Acceleration. With respect to the circumstances described in Section 2.1 (i) and (ii), or (iii), 100% of the Shares subject to each of Executive’s then outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards, including (subject to the provisions of this paragraph) performance-based vesting full-value awards where the payout is either a fixed number of Shares or zero Shares depending on whether the performance metric is obtained, shall immediately accelerate vesting. With respect to performance-based vesting full-value awards in which the performance period has not been completed prior to the Executive’s termination date and where the number of Shares earned is variable based upon the extent to which performance milestones are reached (i.e., where the number of Shares earned based upon achieving performance milestones can be more than one positive number), each such award shall immediately accelerate vesting as described above as if one hundred percent of the target performance levels had been achieved. With respect to performance-based vesting full-value awards where the performance period has been completed prior to the Executive’s termination date and that remain subject to additional service-based vesting, such awards shall accelerate as described above with respect only to the shares earned by virtue of attaining the performance metrics during the performance period. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Executive’s employment termination for the period prescribed in the respective option and stock appreciation right agreements. Subject to Section 5, any acceleration pursuant to this Section 2.1.3 shall occur upon (a) with respect to any restricted stock, stock options and stock appreciation rights, the date the Release becomes effective and irrevocable (or, if Executive’s termination occurs during the Pre-CIC Period, on the later of the date the Release becomes effective and irrevocable or the date of the Change in Control, subject to the provisions of Section 2.1.4), and (b) with respect to any restricted stock units, performance shares/units or similar equity awards, on the Release Deadline Date (or, if Executive’s termination occurs during the Pre-CIC Period, on the later of the Release Deadline Date or the date of the Change in Control, subject to the provisions of Section 2.1.4).
2.1.4.    Interaction with Section 2.2. For the avoidance of doubt, the payments under this Section 2.1 are in place of and not in addition to, any payments to which Executive may have become entitled under Section 2.2. To the extent Executive began receiving payment under such Section 2.2, and, due to a Change in Control, becomes eligible for payments under this Section 2.1, the payments previously made under Section 2.2 shall be deemed to have been made under this Section 2.1.
2.2.    Termination Other Than During the Change in Control Period. If (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Executive’s employment for a reason other than Cause and other than the Executive’s death or Disability, and such termination occurs other than during the Change in Control Period, then, subject to the Executive’s compliance with Section 4, the Executive will receive the following Severance Benefits from the Company:
2.2.2.    Cash Severance Benefits. A lump-sum payment of cash severance equal to six (6) months of Executive’s annual base salary. Subject to Section 5, such payment shall be made on the Release Deadline Date; and

2.2.3.    Continued Medical Benefits. If the Executive, and any Family Members, has coverage on the date of the Executive’s Involuntary Termination under a group health plan sponsored by the Company, the Company will reimburse the Executive the total applicable premium cost for continued group health plan coverage under COBRA for six (6) months following the Executive’s employment termination, provided that the Executive validly elects and is eligible to continue coverage under COBRA for the Executive and his or her Family Members. Any COBRA reimbursements under this Agreement shall be made by the Company to the Executive consistent with the Company’s normal expense reimbursement policy, provided that the Executive submits documentation to the Company substantiating his or her payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Executive a taxable lump sum payment equal to the product of (1) to the monthly COBRA premium that the Executive would be required to pay to continue the group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) multiplied by six (6) months following the termination, and (2) 1.5, regardless of whether the Executive elects COBRA continuation coverage. Subject to Section 5, any payment pursuant to the prior sentence shall be made on the Release Deadline Date.
3.    Code Section 280G.
3.1.    Limitation on Payments. In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the Executive’s payments and benefits under this Agreement or other payments or benefits (the “Payment”) will be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and no portion of such Payment will be subject to the excise tax under Section 4999 of the Code, the reduction will occur in the following order: (a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G (if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis); (c) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first and if more than one equity award was made to Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata); and (d) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of payment reductions.
3.2.    Nationally Recognized Firm Requirement. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 3 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Board or a committee of the Board, whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 3. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 3.
4.    Conditions to Receipt of Severance.
4.1.    Release Agreement. As a condition to receiving the Severance Benefits under this Agreement, Executive will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (which may include an agreement not to disparage the Company, non-solicit provisions and other standard terms and conditions) (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Executive’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Executive will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
4.2.    Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 5, the severance payments and benefits under this Agreement will be paid, or in the case of installments, will commence, on the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Executive during the period immediately following the Executive’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Executive on the Severance Start Date, with any remaining payments to be made as provided in this Agreement.
4.3.    Exclusive Remedy; Non-Duplication of Benefits. In the event of a termination of Executive’s employment as set forth in Section 2.1 or Section 2.2 of this Agreement, the provisions of Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement or offer letter, other than the acceleration of vesting provisions in any of Executive’s written equity compensation agreements, which remain in full force and effect, and as provided by Section 14 below. Notwithstanding any other provision in this Agreement to the contrary, if, after the Effective Date, the Executive becomes entitled to any severance, change in control or similar benefits outside of this Agreement by operation of applicable law or under another policy, contract, or arrangement, his or her benefits under this Agreement will be reduced by the value of the severance, change in control, or similar benefits that the Executive receives by operation of applicable law or under the policy, contract, or arrangement, all as determined by the Board or a committee of the Board in its discretion. For the avoidance of doubt, earned commissions and other wages due and payable upon termination are not similar benefits.
4.4.    No Mitigation.  The Executive shall not be required to mitigate the amount of any severance payments or benefits provided for under this Agreement by seeking other employment nor shall any amounts to be received by the Executive under this Agreement be reduced by any other compensation earned.
5.    Section 409A.
5.1.    Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Executive, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.
5.2.    It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 5.4 below or resulting from an involuntary separation from service as described in Section 5.5 below. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment.
5.3.    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Executive’s death following the Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
5.4.    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 5.1 above.
5.5.    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 5.1 above.
5.6.    The foregoing provisions, and all payments and benefits provided under this Agreement, are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. The Company and Executive agree to consider in good faith amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid the imposition of any additional tax or income recognition under Section 409A prior to actual payments to Executive.

6.    Withholdings. The Company will withhold from any payments or benefits under this Agreement all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
7.    Term. The Agreement will become effective upon the Effective Date and will terminate automatically upon the completion of all payments (if any) under the terms of this Agreement. However, in the event that a Change in Control has not occurred by the date that is three (3) years following the Effective Date, this Agreement will terminate automatically unless the term of this Agreement is extended by the parties, provided, further, however, that if prior to the expiration of the term of this Agreement, the Company enters into a definitive agreement (a “Definitive Agreement”) with a third party (or third parties), the consummation of which would result in a Change in Control (as defined in this Agreement), then the term of this Agreement shall automatically be extended to twenty-four months following the resulting Change in Control, unless the Definitive Agreement terminates or is cancelled without resulting in a Change in Control, in which case such extension shall not be effective. Moreover, this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive’s employment that triggers Severance Benefits under Section 2 hereof that occurs prior to the lapsing of the term of this Agreement.. Further, the decision by either party not to extend the term of this Agreement will not by itself constitute a termination of Executive’s employment by the Company other than for Cause or grounds for Executive’s resignation for Good Reason, and unless determined otherwise by Executive or the Company, after such non-renewal, Executive’s employment will continue on an at-will basis outside of this Agreement and Executive will not be eligible for any severance payments or benefits under this Agreement.
8.    No Enlargement of Employment Rights. Neither this Agreement, nor the making of any benefit payment hereunder, will be construed to confer upon Executive any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in this Agreement, Executive may be entitled to benefits pursuant to this Agreement depending upon the circumstances of his or her termination of employment.
9.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Agreement by operation of law, or otherwise, and references to Executive’s termination of employment from the Company will include termination of employment from the Company’s successor, and all subsidiaries and parents of the Company or its successor.
10.    Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successor at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Rocket Fuel Inc.
Pacific Shores Center
1900 Seaport Boulevard
Redwood City, CA 94063
Attn:  General Counsel
If to Executive:
At the last residential address known to the Company
11.    Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
12.    Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
13.    Arbitration.
13.1.    The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the Federal Arbitration Act and the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law, and shall be brought in Executive’s individual capacity and not as a plaintiff, representative or class member in any purported class, collective or representative proceeding. Notwithstanding the foregoing, Executive understands that he or she may bring a proceeding as a private attorney general as permitted by law. For the avoidance of doubt, the Federal Arbitration Act governs this agreement and shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act and California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims relating to employment status, classification and relationship with the Company, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims, and breach of contract, except as prohibited by law. Executive also agrees to arbitrate any disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability or validity of this agreement to arbitrate or any portion hereof or the class, collective and representative proceeding waiver herein. Notwithstanding the foregoing, Executive understands that nothing in this agreement constitutes a waiver of Executive’s rights under Section 7 of the National Labor Relations Act. The Company and Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. However, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by the Executive to the appropriate court or government agency.
13.2.    Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available from Human Resources. The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, applying the standards set forth under the California Code of Civil Procedure. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, where provided by applicable law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing, and any decree or award rendered by the Arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Any arbitration under this Agreement will be conducted in San Mateo County, California.
13.3.    Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
13.4.    Administrative Relief. Executive understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
13.5.    Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understands it, including that Executive is waiving his or her right to a jury trial. Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.
14.    Entire Agreement.  This Agreement, the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, and Executive’s written equity compensation agreements with the Company constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
15.    Choice of Law.  This Agreement will be governed by the laws of the State of California (with the exception of its choice of law and conflict of laws provisions).
16.    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

17.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Management Retention Agreement on the respective dates set forth below.

COMPANY    ROCKET FUEL INC.
By:        /s/ MONTE ZWEBEN
Title:        Interim Chief Executive Officer
Date:         4/8/15

EXECUTIVE    RICHARD FRANKEL
By:     /s/ RICHARD FRANKEL
Title:        President
Date:         5/6/15

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